                                                                     EXHIBIT 5.1

                          OPINION OF DAVID M. GRIFFITH


                                  June 18, 2001


MAI Systems Corporation
9601 Jeronimo Road
Irvine, CA  92618

Ladies and Gentlemen:

     I have acted as General Counsel to the Company in connection with the registration of 3,266,333 shares of the Company's par value US $0.01 per share (the "Shares") under the Securities Act of 1933, as amended ("Securities Act"), as described in the registration statement on Form S-3 (the "Registration Statement") filed with the United States Securities and Exchange Commission (the "Securities and Exchange Commission") on or about the date hereof.

     For the purposes of giving this opinion, I have examined the following documents:

     (1) a copy of the final form of the Registration Statement as provided to me by the Company on June 18, 2001; and

     (2) a copy of unanimous written consents of directors of the Company dated February 8, 2001 and May 7, 2001 setting forth resolutions approving, inter alia, the settlement of outstanding disputes with the various selling shareholders as listed in the Registration Statement and the issuance of shares of common stock by the Company to these selling shareholders; and

     I have also examined and relied as to factual matters upon the originals, or copies, certified or otherwise identified to my satisfaction, of the Certificate of Incorporation and By-laws of the Company, certificates of public officials, certificates of officers of the Company, certain agreements to which the Company is a party and such other records, documents, certificates and instruments, and have made such other investigations, as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

     I have assumed that (i) the resolutions in writing referred to herein are full and accurate records of resolutions passed in accordance with the by-laws of the Company and that such resolutions have not been amended or rescinded and are in full force and effect, and (ii) there is no provision of the law of any jurisdiction, other than Delaware, which would have any implication in relation to the opinion expressed herein..

     I am licensed to practice law only in the State of California. However, I have not in connection with this opinion made an investigation of the laws, constitutional matters and judicial decisions of any jurisdiction except the State of Delaware and its General Corporation Law, and nothing in this opinion should be or shall be construed otherwise. Subject as mentioned below, this opinion is issued solely for your benefit and the benefit of the selling shareholders and any subsequent purchasers of their Shares, and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

     On the basis of and subject to the foregoing, I am of the opinion that the Shares have been duly authorized, issued, fully paid and are non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

/s/ David M. Griffith
--------------------------------
    David M. Griffith
    General Counsel
    MAI Systems Corporation